SUNAMERICA INCOME FUNDS

AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION OF

SERIES AND CLASSES OF SHARES OF BENEFICIAL INTEREST

WHEREAS, the Trustees of SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.9 of the Trust’s Declaration of Trust, dated April 24, 1986, as amended (the “Declaration”), have heretofore classified the unissued shares of beneficial interest in the Trust into four Series (each, a “Series”) and have further divided the shares of beneficial interest, $0.01 per share (the “Shares”) of each such Series into an unlimited number of Class A, Class B and Class C Shares, and with respect to SunAmerica Flexible Credit Fund and SunAmerica Strategic Bond Fund, Class W Shares, subject to the provisions of the Declaration, having the designations, preferences, privileges, limitations and rights as determined by the Trustees; and

WHEREAS, SunAmerica GNMA Fund was terminated as a Series of the Trust upon its reorganization with SunAmerica U.S. Government Securities Fund on November 10, 2014;

WHEREAS, the Class B Shares of each Series convert automatically into Class A Shares as set forth in paragraph 3(c) below;

WHEREAS, the Trustees, at a meeting held on December 2, 2014, determined to

(a) discontinue the sale of Class B Shares of each of SunAmerica U.S. Government Securities Fund and SunAmerica Flexible Credit Fund (the “Affected Funds”); (b) to convert all previously issued and outstanding Class B Shares of each Affected Fund to Class A Shares of that Fund; and (c) to further terminate the Class B Shares as a class of each such Affected Fund;

WHEREAS, in furtherance of the foregoing, the Trustees, acting at the meeting held on December 2, 2014, authorized the automatic conversion as of the opening of business on January 28, 2015, of each Class B Share of each Affected Fund outstanding as of the close of business on January 27, 2015, into that number of newly issued Class A Shares (which may be a factional amount) of that Fund as shall be equal to the net asset value of the Class B Shares of the Fund as of the close of business on January 27, 2015, such conversion to be accomplished and share computations to be made based upon the relative net asset values of the Class A and Class B Shares of each Fund as the calculation of such Fund’s net asset value on January 27, 2015 as determined by the procedures set forth in the Prospectus and Registration Statement under the Securities Act of 1933 in effect as of such date with respect to such Fund;

WHEREAS, the Trustees, acting by written consent dated as of November 18, 2016, authorized the change in the name of each Series of the Trust, such name change to be effective with respect to a Series as of the date of a prospectus or a prospectus supplement incorporating the new name for such Series, and such prospectus supplement designated the effective date of February 28, 2017, as follows: SunAmerica U.S. Government Securities Fund is designated AIG U.S. Government Securities Fund, SunAmerica Strategic Bond Fund is designated AIG Strategic Bond Fund and SunAmerica Flexible Credit Fund is designated AIG Flexible Credit Fund;

WHEREAS, the Trustees, acting at a meeting held on January 19, 2017, authorized the designation of an unlimited number of unissued shares of each Series of the Trust as Class T Shares;

NOW THEREFORE, the undersigned, being a majority of the Trustees, do hereby amend and restate this Amended and Restated Establishment and Designation of Series of Beneficial Interests in the Trust and Designation of Classes in its entirety in order to incorporate the designation of the Class T Shares and to correct scrivener’s errors in the Trust’s Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest effective February 28, 2017, as follows:

The following Series and Classes have been duly designated and authorized by the Trustees of the Trust:

Series	Classes
1.AIG U.S. Government Securities Fund	Class A, C and T Shares
2.AIG Strategic Bond Fund	Class A, B, C, W and T Shares
3.AIG Flexible Credit Fund	Class A, C, W and T Shares

1.    Each Share of each Series and Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of each Series and Class is unlimited.

3.    Except to the extent otherwise provided by the Declaration, each Share of each Class of a Series shall represent an equal proportionate interest in the assets belonging to the Series (subject to the liabilities of the Series) and each Share of each Class of the Series shall have, except with respect to those matters affecting a particular Class of Shares, identical voting, dividend, liquidation and other rights, as set forth in the Declaration; provided however, that notwithstanding anything in the Declaration to the contrary:

(a) each Class may be issued and sold subject to different sales loads, charges or other fees, whether initial, deferred or contingent, or any combination thereof, as the Board of Trustees may from time to time establish in accordance with applicable regulations;

(b) the expenses, costs, charges and other liabilities which are determined by or under the supervision of the Board of Trustees to be attributable to a particular Class of Shares of the Series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) may be charged to that Class and appropriated reflected (in the manner determined by the Board of Trustees) in the net asset value of, or the dividends and distributions on, the Shares of that Class;

(c) (i) except as otherwise provided in (ii) below with respect to the Affected Funds, on the first business day of the month following the eighth anniversary of the issuance of Class B Shares of a Series to a holder thereof, such Class B Shares (as well as pro rata portions of any Class B Shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B Shares held by such holder) shall be automatically converted to Class A Shares of the Series on the bases of the respective current net asset value per Share of the Class B Shares and the Class A Shares of the Series on the conversion date; provided however, that any conversion of Class B Shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of higher distribution fees or transfer agency costs with respect to Class B Shares does not result in the Trust’s dividends or distributions constituting “preferred dividends” under the Internal Revenue Code of 1986, as amended, and (ii) such conversion does not constitute a taxable event under federal income tax law, and the Board of Trustees, in its sole discretion, may suspend the conversion of Class B Shares if such opinion is no longer available; and;

(ii) each Class B Share of each Affected Fund outstanding as of the close of business on January 27, 2015, shall be automatically converted to Class A Shares of the Affected Fund on January 28, 2015, on the bases of the respective current net asset value per Share of the Class B Shares and the Class A Shares of the Affected Fund on the conversion date; and

(d) Shares of each Class may have such different exchange rights as the Board of Trustees shall provide in compliance with the Investment Company Act of 1940, as amended.

4.    The designation of any Series or Class hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

5.    Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest as of this 7th day of March, 2017.

By:	/s/ Dr. Judith L. Craven	By:	/s/ Stephen J. Gutman
Name:	Dr. Judith L. Craven	Name:	Stephen J. Gutman
As Trustee, and not individually		As Trustee, and not individually

By:		By:
Name:	William F. Devin	Name:	Peter A. Harbeck
As Trustee, and not individually		As Trustee, and not individually

By:	/s/ Richard W. Grant
Name:	Richard W. Grant
As Trustee, and not individually